Mail Stop 3561



      August 23, 2005


Via U.S. Mail and Fax
Mr. Richard Goldenberg
Chief Financial Officer
EVCI Career Colleges Holding Corp.
1 Van Der Donck Street
2nd Floor
Yonkers, NY  10701

	Re:	EVCI Career Colleges Holding Corp.
      Form 10-K for Fiscal Year Ended December 31, 2004
		Filed March 23, 2005



Dear Mr. Goldenberg:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Larry Spirgel
								Assistant Director
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549